Exhibit 3.1

CERTIFICATE OF AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION OF EXPEDIA, INC.

Expedia, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: That Article I of the Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows (the “Amendment”):
“The name of the Corporation is Expedia Group, Inc.”
SECOND: The Amendment was duly adopted in accordance with Section 242 of the DGCL.

THIRD: The Amendment shall become effective at 8:00 a.m. Eastern Time on March 26, 2018.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed on March 26, 2018.

EXPEDIA, INC.

By:	/s/ ROBERT J. DZIELAK
Robert J. Dzielak
Chief Legal Officer and Secretary